Exhibit 99.1

More information: Torrey Martin SVP, Communications and Corporate Development 203.956.8746 tmartin@affiniongroup.com

AFFINION GROUP HOLDINGS, INC. ANNOUNCES RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2017

GLOBAL LOYALTY FULL YEAR REVENUE INCREASES 35% YEAR OVER YEAR

STAMFORD, Conn., March 1, 2018 – Affinion Group Holdings, Inc. (“Affinion Holdings” or the “Company”), a global leader in loyalty and customer engagement, announced today the financial results for the three- and twelve-month periods ended December 31, 2017 (the “fourth quarter” or “quarter” and “full year,” respectively).

Key Highlights

☐	Net revenues were $231.5 million in the fourth quarter of 2017 and $953.1 million for the full year.

☐	Income from operations was $37.0 million in the fourth quarter and $140.8 million for the full year.

☐	Adjusted EBITDA (as defined in Note (d) of Table 6) was $58.5 million in the fourth quarter and $235.2 million for the full year.

“During the fourth quarter, we saw solid results across our core businesses, highlighted by 23% revenue growth in our Global Loyalty segment and 7% Adjusted EBITDA growth in our core businesses,” said Todd Siegel, the Company’s Chief Executive Officer. “Over the past year, we have positioned ourselves with a solid foundation for long-term success. We have capitalized on the positive momentum in the Global Loyalty segment, continued to make significant investments in our technology platform and data analytics capabilities, and simplified our capital structure and extended debt maturities.”

“For 2018, we are focused on continued growth in our core businesses, led by new client launches in our Global Loyalty segment and engagement solutions platform business, and continued solid performance in Insurance,” continued Siegel. “Given the positive trends we see in the marketplace, we anticipate continued earnings growth in our core businesses, as compared to 2017 results.”

Results Highlights

Notes: Adjusted EBITDA as referred to above excludes any pro forma impact of acquisitions and other actions. See Table 5 for a complete description of Adjusted EBITDA by segment and the related reconciliations to GAAP measures. See Table 6 for a complete description of Adjusted EBITDA and the related reconciliations to GAAP measures.

Fourth Quarter Net Revenues

☐	Net revenues for the fourth quarter of 2017 decreased 0.4%, from $232.4 million in the fourth quarter of 2016 to $231.5 million. The decrease in overall net revenues was primarily due to the expected revenue declines in our non-core Legacy Membership and Package segment, mostly offset by higher Global Loyalty revenue.

☐	Net revenues for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) for the fourth quarter of 2017 increased 5.1%, from $191.5 million in the fourth quarter of 2016 to $201.3 million.

☐	Net revenues for the Legacy Membership and Package segment decreased 26.7%, from $41.2 million in the fourth quarter of 2016 to $30.2 million.

Fourth Quarter Operating Results

☐	Income from operations was $37.0 million as compared to $27.6 million for the fourth quarter of 2016.

☐	Adjusted EBITDA (as defined in Note (d) of Table 6) was $58.5 million as compared to $55.7 million for the fourth quarter of 2016, an increase of 5.0%.

☐	Segment EBITDA (as defined in Note (1) of Table 5) increased $6.5 million primarily as a result of lower marketing and commission expenses and lower general and administrative expenses, which were partially offset by lower net revenues.

☐	Segment EBITDA for the three core business segments (Global Loyalty, Global Customer Engagement and Insurance Solutions) increased $3.2 million primarily due to an increase in Global Loyalty and Insurance Solutions Segment EBITDA.

☐	Segment EBITDA for the Legacy Membership and Package segment increased $2.8 million as the lower net revenues were more than offset by lower marketing and commissions and lower operating and general and administrative costs.

☐	As compared to Segment EBITDA, fourth quarter Adjusted EBITDA reflects the exclusion of, among other items, $3.3 million in costs related primarily to restructuring of certain operations including related severance costs, $1.1 million related to facility exit costs, $0.7 million in costs related to certain litigation matters, and $0.7 million of stock compensation expense.

Full Year Net Revenues

☐	Net revenues for 2017 decreased 1.7%, from $969.4 million in 2016 to $953.1 million. The decrease in overall net revenues was primarily due to the expected revenue declines in our non-core Legacy Membership and Package segment and lower revenues in our Global Customer Engagement segment, partially offset by higher Global Loyalty revenue.

☐	Net revenues for the three core business segments for 2017 increased 4.2%, from $781.1 million in 2016 to $813.7 million.

☐	Net revenues for the Legacy Membership and Package segment decreased 26.4%, from $189.4 million in 2016 to $139.4 million.

Full Year Operating Results

☐	Income from operations was $140.8 million as compared to $133.0 million for 2016.

☐	Adjusted EBITDA was $235.2 million as compared to $235.0 million for 2016, an increase of 0.1%.

☐	Segment EBITDA decreased $2.1 million primarily as a result of lower net revenues and higher operating costs, which were partially offset by lower marketing and commissions and lower general and administrative expenses.

☐	Segment EBITDA for the three core business segments decreased $7.4 million primarily due to a decrease in Global Customer Engagement Segment EBITDA, partially offset by an increase in Global Loyalty Segment EBITDA.

☐	Segment EBITDA for the Legacy Membership and Package segment decreased $1.0 million as the lower net revenues were mostly offset by lower marketing and commissions and lower operating and general and administrative costs including cost savings initiatives.

☐	As compared to Segment EBITDA, full year Adjusted EBITDA reflects the exclusion of, among other items, a $23.2 million charge recorded in relation to the external gift card inventory cyber theft that occurred in the first quarter of 2017, $12.0 million in costs related primarily to restructuring of certain operations including related severance costs, $4.4 million in costs related to certain litigation matters, $2.8 million of stock compensation expense, and $1.2 million related to facility exit costs.

Segment Commentary

Global Loyalty net revenues increased by $10.1 million, or 22.9%, for the three months ended December 31, 2017 to $54.3 million as compared to $44.2 million for the three months ended December 31, 2016, and increased $58.1 million, or 34.8%, from $167.0 million to $225.1 million for the full year. Global Loyalty net revenues increased for the quarter and the full year primarily due to increased growth with existing clients and launches with new clients.

Global Loyalty Segment EBITDA increased by $2.4 million to $17.6 million for the three months ended December 31, 2017 as compared to $15.2 million for the three months ended December 31, 2016, and increased by $7.6 million to $64.0 million from $56.4 million for the full year. For the quarter, Global Loyalty Segment EBITDA increased as the impact of the higher net revenue was partially offset by higher servicing costs, including the opening of an additional call center in the fourth quarter. For the full year, the impact of the higher net revenue was partially offset by higher servicing costs and a charge of $23.2 million recorded in relation to the external gift card inventory cyber theft that occurred in the first quarter of 2017.

Global Customer Engagement net revenues decreased by $1.0 million, or 1.1%, to $90.5 million for the three months ended December 31, 2017 as compared to $91.5 million for the three months ended December 31, 2016, and decreased $27.0 million, or 7.0%, from $386.3 million to $359.3 million for the full year. Net revenues decreased for the quarter primarily as a result of lower net revenues in our revenue enhancement business. For the full year, net revenues decreased primarily from lower net revenues in our engagement solutions business principally due to the timing of product launches with new clients, lower revenue in our revenue enhancement business, and the unfavorable impact of foreign exchange.

Global Customer Engagement Segment EBITDA decreased by $0.4 million to $15.8 million for the three months ended December 31, 2017 as compared to $16.2 million for the three months ended December 31, 2016, and decreased by $15.4 million to $55.7 million from $71.1 million for the full year. For the quarter, Global Customer Engagement Segment EBITDA decreased as the lower net revenues were partially offset by lower operating expenses. For the full year, lower net revenues and higher general and administrative expenses were partially offset by lower marketing and commission expense and lower operating costs.

Insurance Solutions net revenues increased by $0.7 million, or 1.3%, to $56.5 million for the three months ended December 31, 2017 as compared to $55.8 million for the three months ended December 31, 2016, and increased $1.5 million, or 0.7%, from $227.8 million to $229.3 million for the full year. Insurance Solutions net revenues increased for the quarter primarily due to a slightly lower claims experience partially offset by lower average supplemental insureds. For the full year, net revenues increased as the impact from lower average supplemental insureds was more than offset by an increase in the average revenue per supplemental insured along with slightly lower claims experience.

Insurance Solutions Segment EBITDA increased by $1.2 million to $17.8 million for the three months ended December 31, 2017 as compared to $16.6 million for the three months ended December 31, 2016, and increased by $0.4 million to $78.3 million from $77.9 million for the full year. Insurance Solutions Segment EBITDA increased for the quarter primarily due to higher net revenues and slightly lower operating expenses. For the full year, the impact of higher net revenues was mostly offset by an increase in operating expenses.

Legacy Membership and Package net revenues decreased by $11.0 million, or 26.7%, to $30.2 million for the three months ended December 31, 2017 as compared to $41.2 million for the three months ended December 31, 2016, and decreased by $50.0 million, or 26.4%, from $189.4 million to $139.4 million for the full year. Legacy Membership and Package net revenues decreased for both the quarter and the full year primarily due to the expected attrition of legacy members and cessation of new marketing campaigns and terminated programs with partners, including large financial institutions, as well as a decline in package revenue primarily due to the impact of lower average package members.

Legacy Membership and Package Segment EBITDA increased by $2.8 million to $11.0 million for the three months ended December 31, 2017 as compared to $8.2 million for the three months ended December 31, 2016, and decreased by $1.0 million to $39.9 million from $40.9 million for the full year. Legacy Membership and Package Segment EBITDA increased for the quarter as the impact from lower net revenues was more than offset by lower general and administrative expenses, lower marketing and commission expense and lower operating costs. For the full year, Segment EBITDA decreased as the impact from lower net revenues was partially offset by lower general and administrative expenses, lower marketing and commission expense and lower operating costs.

Corporate costs include certain departmental service costs such as human resources, legal, corporate finance and accounting functions, and unallocated portions of information technology. Expenses, such as professional fees related to debt financing activities and stock compensation costs, are also recorded in corporate. Corporate costs decreased by $0.5 million to $13.3 million for the three months ended December 31, 2017 as compared to $13.8 million for the three months ended December 31, 2016, and decreased by $6.3 million from $56.6 million to $50.3 million for the full year.

Selected Liquidity Data

At December 31, 2017, there was $1,300.8 million of Affinion Group, Inc.’s term loans outstanding (net of discounts) and $572.4 million (net of discounts) outstanding under Affinion Group, Inc.’s senior cash 12.5%/PIK step-up to 15.5% notes due 2022.

At December 31, 2017, there were outstanding borrowings of $52.6 million (net of discounts) against Affinion Group, Inc.’s revolving credit facility and $50.0 million of Affinion Group, Inc.’s credit facility was available for borrowing, after giving effect to the issuance of $5.0 million of letters of credit.

As of December 31, 2017, Affinion Group, Inc. was in compliance with the restrictive covenants under Affinion Group Inc.’s debt agreements.

For the twelve months ended December 31, 2017, Affinion Holdings’ net cash provided by operating activities was $7.0 million and the net loss attributable to Affinion Holdings was $25.2 million.

At December 31, 2017, Affinion Holdings had $39.8 million of unrestricted cash on hand.

Conference Call Information

Affinion Holdings will hold an informational call to discuss the results for the quarter and the full year ended December 31, 2017 at 10:00 a.m. (ET) on Thursday, March 1, 2018. The conference call will be broadcast live and can be accessed by dialing 1.866.394.8483 (domestic) or 1.706.758.1455 (international) and entering passcode 6786838. Interested parties should call at least ten (10) minutes prior to the call to register. The Company will also provide an online Web simulcast of its conference call. The Web simulcast will be available online by visiting http://www.affinion.com/investors. A telephonic replay of the call will be available through midnight March 5, 2018 by dialing 1.855.859.2056 (domestic) or 1.404.537.3406 (international) and entering passcode 6786838.

Important Notes

The information presented in this release is a comparison of the unaudited consolidated results of operations for the three month period ended December 31, 2017 and the audited consolidated results of operations for the twelve month period ended December 31, 2017 to the unaudited consolidated results of operations for the three month period ended December 31, 2016 and the audited consolidated results of operations for the twelve month period ended December 31, 2016.

About Affinion Holdings

Affinion is one of the world’s leading loyalty and customer engagement solutions companies servicing over 250 million consumers with more than 6,150 client partner relationships and over 40 years of experience. We design, administer and fulfill loyalty and customer engagement programs that strengthen and expand the value of relationships for our leading clients around the globe, including many of the largest and most respected companies in the financial services, retail, travel, and internet commerce sectors. Based in Stamford, CT, the Company has approximately 3,860 employees located in 20 countries across the globe. For more information, visit www.affinion.com.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission (SEC) in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the Company’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2018 and the other non-historical statements. These statements can be identified by the use of words such as “believes” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” and similar expressions. All forward-looking statements are based on management’s current expectations and beliefs only as of the date of this press release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, industry trends, foreign currency exchange rates, the effects of a decline in travel on the Company’s travel fulfillment business, termination or expiration of one or more agreements with its marketing partners or a reduction of the marketing of its services by one or more of its marketing partners, the Company’s substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively, and other risks identified and discussed from time to time in reports filed by Affinion Holdings with the SEC, including Affinion Holdings’ most recent Annual Report on Form 10-K. Readers are strongly encouraged to review carefully the full cautionary statements described in these reports. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events or circumstances.

TABLE 1

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 and 2016

(In millions, except share amounts)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$39.8	$37.7
Restricted cash	24.8	26.1
Receivables (net of allowances for doubtful accounts of $7.5 and $3.0, respectively)	155.6	135.9
Profit-sharing receivables from insurance carriers	23.4	18.8
Prepaid commissions	40.9	33.9
Other current assets	67.6	70.6

Total current assets	352.1	323.0
Property and equipment, net	108.4	105.5
Contract rights and list fees, net	18.8	16.4
Goodwill	224.7	218.2
Other intangibles, net	34.0	41.5
Other non-current assets	28.9	34.3

Total assets	$766.9	$738.9

Liabilities and Deficit
Current liabilities:
Current portion of long-term debt	$13.9	$7.8
Accounts payable and accrued expenses	325.5	327.6
Deferred revenue	51.5	54.8
Income taxes payable	3.2	2.7

Total current liabilities	394.1	392.9
Long-term debt, net	1,887.3	1,855.8
Deferred income taxes	5.5	26.9
Deferred revenue	4.1	4.8
Other long-term liabilities	33.5	31.4

Total liabilities	2,324.5	2,311.8

Commitments and contingencies
Deficit:
Common Stock, $0.01 par value, 520,000,000 shares authorized, 9,157,071 shares and 9,093,330 issued and outstanding	0.1	0.1
Class C Common Stock, $0.01 par value, 10,000,000 shares authorized, 434,897 and 429,039 shares issued and 433,813 and 427,955 shares outstanding	—	—
Class D Common Stock, $0.01 par value, 10,000,000 shares authorized, 457,784 and 451,623 shares issued and 456,643 and 450,482 shares outstanding	—	—
Additional paid in capital	412.5	409.5
Warrants	31.1	—
Accumulated deficit	(1,991.7)	(1,966.5)
Accumulated other comprehensive income	(9.5)	(15.7)
Treasury stock, at cost, 1,084 Class C and 1,141 Class D shares	(1.1)	(1.1)

Total Affinion Group Holdings, Inc. deficit	(1,558.6)	(1,573.7)
Non-controlling interest in subsidiary	1.0	0.8

Total deficit	(1,557.6)	(1,572.9)

Total liabilities and deficit	$766.9	$738.9

TABLE 2

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2017 AND 2016

(In millions, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net revenues	$231.5	$232.4	$953.1	$969.4

Expenses:
Cost of revenues, exclusive of depreciation and amortization shown separately below:
Marketing and commissions	77.7	81.3	308.2	335.7
Operating costs	83.2	79.2	362.1	327.2
General and administrative	20.6	28.8	93.8	116.0
Facility exit costs	1.1	0.7	1.4	0.8
Depreciation and amortization	11.9	14.8	46.8	56.7

Total expenses	194.5	204.8	812.3	836.4

Income from operations	37.0	27.6	140.8	133.0
Interest income	0.2	0.2	0.3	0.5
Interest expense	(58.0)	(27.6)	(186.5)	(109.9)
Gain on extinguishment of debt	—	—	3.5	—
Other income (expense), net	(0.1)	0.1	(0.4)	0.1

Income (loss) before income taxes and non-controlling interest	(20.9)	0.3	(42.3)	23.7
Income tax benefit (expense)	24.3	(1.7)	17.9	(7.4)

Net income (loss)	3.4	(1.4)	(24.4)	16.3
Less: net income attributable to non-controlling interest	(0.1)	(0.1)	(0.8)	(0.6)

Net income (loss) attributable to Affinion Group Holdings, Inc.	$3.3	$(1.5)	$(25.2)	$15.7

Earnings (loss) per share attributable to holders of Common Stock
Basic	$0.24	$(0.15)	$(2.12)	$1.74

Diluted	$0.24	$(0.15)	$(2.12)	$1.74

Weighted average common shares outstanding
Basic	13,603,215	9,113,370	11,922,131	9,104,191

Diluted	13,604,192	9,113,833	11,922,131	9,104,983

Net income (loss)	$3.4	$(1.4)	$(24.4)	$16.3
Currency translation adjustment, net of tax for all periods	0.3	(3.6)	6.3	(9.4)

Comprehensive income (loss)	3.7	(5.0)	(18.1)	6.9
Less: comprehensive income attributable to non-controlling interest	(0.2)	(0.2)	(0.9)	(0.7)

Comprehensive income (loss) attributable to Affinion Group Holdings, Inc.	$3.5	$(5.2)	$(19.0)	$6.2

TABLE 3

AFFINION GROUP HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2017 AND 2016

(In millions)

	For the Year Ended December 31,
	2017	2016
Operating Activities
Net income (loss)	$(24.4)	$16.3
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	46.8	56.7
Amortization of debt discount, financing costs and carrying value adjustment	(0.1)	(31.4)
Payment in kind interest	41.7	—
Provision for accounts receivable loss provided for	4.8	0.2
Gain on extinguishment of debt	(3.5)	—
Facility exit costs	1.4	0.8
Share-based compensation	2.5	3.7
Deferred income taxes	(22.0)	2.4
Net change in assets and liabilities:
Restricted cash	1.4	(0.1)
Receivables	(20.9)	(25.6)
Profit-sharing receivables from insurance carriers	(4.5)	1.0
Prepaid commissions	(5.8)	3.7
Other current assets	5.3	12.5
Contract rights and list fees	(2.5)	0.1
Other non-current assets	6.4	(0.7)
Accounts payable and accrued expenses	(10.8)	(4.4)
Deferred revenue	(5.4)	(14.4)
Income taxes receivable and payable	(0.2)	(0.3)
Other long-term liabilities	0.2	3.0
Other, net	(3.4)	2.1

Net cash provided by operating activities	7.0	25.6

Investing Activities
Capital expenditures	(38.1)	(34.3)
Restricted cash	0.6	1.8
Acquisition-related payments, net of cash acquired	(0.4)	—

Net cash used in investing activities	(37.9)	(32.5)

Financing Activities
Borrowings under revolving credit facility, net	55.0	—
Proceeds from issuance of debt	1,539.6	—
Financing costs	(29.3)	—
Principal payments on borrowings	(1,534.7)	(7.8)
Proceeds from issuance of warrants	0.5	—
Dividend paid to non-controlling interest	(0.7)	(0.5)

Net cash provided by (used in) financing activities	30.4	(8.3)

Effect of changes in exchange rates on cash and cash equivalents	2.6	(2.5)

Net increase (decrease) in cash and cash equivalents	2.1	(17.7)
Cash and cash equivalents, beginning of year	37.7	55.4

Cash and cash equivalents, end of year	$39.8	$37.7

Supplemental Disclosure of Cash Flow Information:
Interest payments	$120.1	$133.8

Income tax payments, net of refunds	$4.5	$4.3

TABLE 4

AFFINION GROUP HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL DATA FOR

SELECTED BUSINESS SEGMENTS

The following table provides data for selected business segments.

Amounts in thousands, except dollars per unit.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Global Loyalty
Gross Transactional Sales Volume (1)	$816,406	$635,233	$3,216,680	$2,116,670
Gross Transactional Sales Volume per Transaction (1)	$188.87	$111.92	$230.16	$133.92
Total Transactions	4,323	5,676	13,976	15,805
Global Customer Engagement
Average Subscribers (2)	2,431	2,552	2,459	2,627
Annualized Net Revenue per Average Subscriber (3)	$103.68	$100.01	$104.19	$103.21
Engagement Solutions Platform Revenue	$28,393	$27,664	$103,977	$117,962
Insurance Solutions
Average Supplemental Insureds (2)	3,070	3,250	3,125	3,330
Annualized Net Revenue per Supplemental Insured (3)	$72.16	$67.45	$71.34	$67.10
Legacy Membership and Package
Average Legacy Members (2)	847	1,295	1,070	1,599
Annualized Net Revenue per Legacy Member (3)	$109.56	$106.65	$107.12	$100.16

(1)	Gross Transactional Sales Volume primarily includes the gross sales amount of travel bookings, gift cards and merchandise redeemed by customers of our clients’ programs that we support and excludes cash redemptions and revenue generated from programming, platform, administration and other non-transactional services. Gross Transactional Sales Volume per Transaction is calculated by taking the Gross Transactional Sales Volume reported for the period and dividing it by the total transactions for the same period.
(2)	Average Subscribers, Average Supplemental Insureds and Average Legacy Members for the period are all calculated by determining the average subscribers, insureds or members, as applicable, for each month in the period (adding the number of subscribers, insureds or members, as applicable, at the beginning of the month with the number of subscribers, insureds or members, as applicable, at the end of the month and dividing that total by two) and then averaging that result for the period. A subscriber’s, insured’s or member’s, as applicable, account is added or removed in the period in which the subscriber, insured or member, as applicable, has joined or cancelled.
(3)	Annualized Net Revenue per Average Subscriber, Supplemental Insured and Legacy Member are all calculated by taking the revenues from subscribers or insureds, as applicable, for the period and dividing it by the average subscribers or insureds, as applicable, for the period. Quarterly periods are then multiplied by four to annualize this amount for comparative purposes. Upon cancellation of a subscriber or an insured, as applicable, the subscriber’s or insured’s, as applicable, revenues are no longer recognized in the calculation.

TABLE 5

AFFINION GROUP HOLDINGS, INC.

UNAUDITED OPERATING SEGMENT RESULTS

(In millions)

Net revenues, Segment EBITDA and Adjusted EBITDA by operating segment are as follows, including a reconciliation of Affinion Holdings’ income from operations for the three months and year ended December 31, 2017 and 2016 to Affinion Holdings’ Segment EBITDA, defined as income from operations before depreciation and amortization, and Adjusted EBITDA as defined in note (d) of Table 6:

	Three Months Ended December 31,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (1)
			Increase			Increase			Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)	2017	2016	(Decrease)
					(in millions)
Global Loyalty	$54.3	$44.2	$10.1	$17.6	$15.2	$2.4	$17.7	$16.2	$1.5
Global Customer Engagement	90.5	91.5	(1.0)	15.8	16.2	(0.4)	17.7	16.7	1.0
Insurance Solutions	56.5	55.8	0.7	17.8	16.6	1.2	18.3	17.2	1.1

Subtotal	201.3	191.5	9.8	51.2	48.0	3.2	53.7	50.1	3.6
Legacy Membership and Package	30.2	41.2	(11.0)	11.0	8.2	2.8	12.9	16.9	(4.0)
Eliminations	—	(0.3)	0.3	—	—	—	—	—	—
Corporate	—	—	—	(13.3)	(13.8)	0.5	(8.1)	(11.3)	3.2

Total	$231.5	$232.4	$(0.9)	48.9	42.4	6.5	58.5	55.7	2.8

Business optimization expenses and restructuring charges or expenses							(5.6)	(3.0)	(2.6)
Extraordinary or nonrecurring or unusual losses, expenses or charges							(1.0)	(8.1)	7.1
Other, net							(3.0)	(2.2)	(0.8)
Depreciation and amortization				(11.9)	(14.8)	2.9	(11.9)	(14.8)	2.9

Income from operations				$37.0	$27.6	$9.4	$37.0	$27.6	$9.4

	Three Months Ended December 31, 2017
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$(0.4)	$2.3	$0.4	$1.2	$2.1	$5.6
Extraordinary or nonrecurring or unusual losses, expenses or charges	0.1	(0.4)	0.1	0.7	0.5	1.0
Other, net	0.4	—	—	—	2.6	3.0

Total	$0.1	$1.9	$0.5	$1.9	$5.2	$9.6

	Three Months Ended December 31, 2016
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$0.3	$0.5	$0.4	$0.9	$0.9	$3.0
Extraordinary or nonrecurring or unusual losses, expenses or charges	—	—	—	7.7	0.4	8.1
Other, net	0.7	—	0.2	0.1	1.2	2.2

Total	$1.0	$0.5	$0.6	$8.7	$2.5	$13.3

TABLE 5 –cont’d

	Year Ended December 31,
	Net Revenues			Segment EBITDA (1)			Adjusted EBITDA (1)
			Increase			Increase			Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)	2017	2016	(Decrease)
	(in millions)
Global Loyalty	$225.1	$167.0	$58.1	$64.0	$56.4	$7.6	$87.0	$58.0	$29.0
Global Customer Engagement	359.3	386.3	(27.0)	55.7	71.1	(15.4)	64.9	78.7	(13.8)
Insurance Solutions	229.3	227.8	1.5	78.3	77.9	0.4	79.0	77.8	1.2

Subtotal	813.7	781.1	32.6	198.0	205.4	(7.4)	230.9	214.5	16.4
Legacy Membership and Package	139.4	189.4	(50.0)	39.9	40.9	(1.0)	46.5	67.8	(21.3)
Eliminations	—	(1.1)	1.1	—	—	—	—	—	—
Corporate	—	—	—	(50.3)	(56.6)	6.3	(42.2)	(47.3)	5.1
Impairment of goodwill and other long-lived assets	—	—	—	—	—	—	—	—	—

Total	$953.1	$969.4	$(16.3)	187.6	189.7	(2.1)	235.2	235.0	0.2

Business optimization expenses and restructuring charges or expenses							(16.2)	(14.4)	(1.8)
Extraordinary or nonrecurring or unusual losses, expenses or charges							(27.9)	(25.4)	(2.5)
Other, net							(3.5)	(5.5)	2.0
Depreciation and amortization				(46.8)	(56.7)	9.9	(46.8)	(56.7)	9.9

Income from operations				$140.8	$133.0	$7.8	$140.8	$133.0	$7.8

	Year Ended December 31, 2017
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$(0.3)	$9.4	$0.5	$2.5	$4.1	$16.2
Extraordinary or nonrecurring or unusual losses, expenses or charges	23.2	(0.3)	0.1	4.0	0.9	27.9
Other, net	0.1	0.1	0.1	0.1	3.1	3.5

Total	$23.0	$9.2	$0.7	$6.6	$8.1	$47.6

	Year Ended December 31, 2016
	Global Loyalty	Global Customer Engagement	Insurance Solutions	Legacy Membership and Package	Corporate	Total
	(in millions)
Business optimization expenses and restructuring charges or expenses	$1.6	$4.5	$(0.2)	$5.3	$3.2	$14.4
Extraordinary or nonrecurring or unusual losses, expenses or charges	—	2.7	—	21.2	1.5	25.4
Other, net	—	0.4	0.1	0.4	4.6	5.5

Total	$1.6	$7.6	$(0.1)	$26.9	$9.3	$45.3

(1)	Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP, and Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable for the years ended December 31, 2017 and 2016 and the three months ended December 31, 2017 and 2016 to Affinion Holdings’ Segment EBITDA, see Table 6.

We believe that Adjusted EBITDA for each segment provides supplemental information useful to investors as it is frequently used by the financial community to analyze performance period to period, to analyze a company’s ability to service its debt and to facilitate comparisons among companies. We believe Adjusted EBITDA also provides additional supplemental information to compare results among our segments. However, Adjusted EBITDA by segment is not a measurement of financial performance under U.S. GAAP, and Adjusted EBITDA by segment may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA by segment as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity. For a discussion of the definition of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to consolidated net income (loss) attributable to Affinion Group Holdings, Inc., see Table 6.

TABLE 6

AFFINION GROUP HOLDINGS, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

TO GAAP FINANCIAL MEASURES (UNAUDITED)

(In millions)

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the years and three months ended December 31, 2017 and 2016 to Affinion Holdings’ Adjusted EBITDA.

	For the Year Ended		For the Three Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in millions)
Net income (loss) attributable to Affinion Group Holdings, Inc.	$(25.2)	$15.7	$3.3	$(1.5)
Interest expense, net	186.2	109.4	57.8	27.4
Income tax expense	(17.9)	7.4	(24.3)	1.7
Non-controlling interest	0.8	0.6	0.1	0.1
Other (income) expense, net	0.4	(0.1)	0.1	(0.1)
Gain on extinguishment of debt	(3.5)	—	—	—
Depreciation and amortization	46.8	56.7	11.9	14.8
Business optimization expenses and restructuring charges or expenses (a)	16.2	14.4	5.6	3.0
Extraordinary or nonrecurring or unusual losses, expenses or charges (b)	27.9	25.4	1.0	8.1
Other, net (c)	3.5	5.5	3.0	2.2

Adjusted EBITDA, excluding pro forma adjustments (d)(e)	235.2	$235.0	$58.5	$55.7

Effect of the pro forma adjustments (f)	—

Adjusted EBITDA, including pro forma adjustments (g)	$235.2

(a)	Represents the elimination of the effect of business optimization expenses and restructuring charges or expenses.
(b)	Represents the elimination of extraordinary or nonrecurring or unusual losses, expenses or charges.
(c)	Primarily represents the elimination of (i) net changes in certain reserves, (ii) share-based compensation expense and (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions.
(d)	Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We believe that Adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. We use adjusted EBITDA to evaluate our operating performance and as a basis for determining payment of bonuses under our annual incentive plan. We present Adjusted EBITDA to enhance your understanding of our operating performance. However, Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, or as an indicator of cash flows, or as a measure of liquidity.
(e)	Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on January 1, 2017 in calculating the Adjusted EBITDA under Affinion’s senior secured credit facility, subject to certain limitations.
(f)	Gives effect to the projected annualized benefits of restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on January 1, 2017.
(g)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (f) above.

Set forth below is a reconciliation of Affinion Holdings’ consolidated net income (loss) attributable to Affinion Group Holdings, Inc. for the years and three months ended December 31, 2017 and 2016 to Affinion Holdings’ Segment EBITDA, defined as income (loss) from operations before depreciation and amortization.

	For the Year Ended		For the Three Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income (loss) attributable to Affinion Group Holdings, Inc.	$(25.2)	$15.7	$3.3	$(1.5)
Interest expense, net	186.2	109.4	57.8	27.4
Income tax expense	(17.9)	7.4	(24.3)	1.7
Non-controlling interest	0.8	0.6	0.1	0.1
Other (income) expense, net	0.4	(0.1)	0.1	(0.1)
Gain on extinguishment of debt	(3.5)	—	—	—
Depreciation and amortization	46.8	56.7	11.9	14.8

Segment EBITDA	$187.6	$189.7	$48.9	$42.4